UNITED STATES
SECURITIES AND EXCHANGE
COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 2, 2007
BAYOU CITY EXPLORATION, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of Incorporation or organization Number	0-277443 Commission File Number	51-0372090 (IRS Employer Identification Number)

10777 Westheimer Road, Suite 170 Houston, Texas 77042 (Address of principal executive offices)	77042 (Zip code)
(832) 358-3900
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2):
☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers
Item 8.01. Other Events.
Item 9.01. Financial Statements and Exhibits.
Signatures
Exhibit Index
Exhibit 99.1

Item 2.02 Results of Operations and Financial Condition.
In a Form 12b-25 filed with the U.S. Securities and Exchange Commission on Monday April 2, 2007 and in a press release dated April 4, 2007 Bayou City Exploration, Inc. (“the Company”) made the following disclosure regarding the results of operations and financial condition of the Company:
The net loss attributable to common shareholders is expected to be approximately $4,000,000 for the year ended December 31, 2006 as compared to $1,779,843 for the year ended December 31, 2005. The significant change in the results of operations is primarily due to a decrease in revenues, a significant recognition in 2006 of impairment, abandonment and dry hole costs and also increased general and administrative expenses. As a result of the foregoing, the Company intends to immediately significantly restructure its operations.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers
(b) On April 4, 2007, the Company announced that it has accepted the resignation of W. Wayne Hardin as President and Chief Executive Officer, D. Edwin Suhr, Jr. was terminated as Senior Vice President of Land and Operations/ Secretary and Richard M. Hewitt resigned as Director. Mr. Hardin’s resignation was effective as of April 3, 2007 at 5:00 p.m. Mr. Hewitt’s resignation will become effective May 1, 2007. The three remaining employees and other contract personnel located in the Houston, Texas office were given thirty days notice of the termination of their employment on April 3, 2007, although some of this support staff may be retained on a contract or temporary basis.
(c) The Company also announced that Robert D. Burr has been appointed President and Chief Executive Officer of the Company by the Board on an interim basis as of April 3, 2007 at 5:00 p.m. while the Company continues to search for new executive management and during this transitional phase of the Company. Mr. Burr, age 60, lives in Bowling Green, Kentucky, has been Chairman of the Board of the Company since May 1996. He formerly served as President and Chief Executive Officer of the Company from May 1996 until March 1, 2000. Mr. Burr has also been the Chairman of the Board, President and Chief Executive Officer of Blue Ridge Group, Inc. (“Blue Ridge”) since August 1993. Mr. Burr beneficially owns approximately 71.02% of the outstanding shares of Blue Ridge and Blue Ridge currently owns 3,638,371 shares of Company common stock or 14.17% of the Company. Gregory B. Shea, a current director of the Company is also the son-in-law of Mr. Burr.
On October 1, 2004, the Company entered into a $500,000 promissory note with Blue Ridge to settle outstanding cash advances received from Blue Ridge during prior periods. The note bears interest at 7.95% for a term of eight years with monthly payments of $7,056 for principal and interest. The note is secured by all oil and gas production income that the Company holds until the note has been paid in full. At December 31, 2006, the note balance was $135,800. On August 1, 2006, the Company sold 18.75% of its original 25% carried interest in the Neches Townsite prospect to Blue Ridge for $198,188. The proceeds of the sale were used to reduce the note payable balance to Blue Ridge.
During 2006, Blue Ridge participated in the drilling of four wells with the Company in its East Texas Project and paid the Company approximately $2,700,000 in leasehold costs, prospect fees, and it’s proportionate share of all drilling costs. All four wells were dry holes. Additionally, as of December 31, 2006, the Company owed Blue Ridge $27,100 for reimbursement of general operating expenses and $196,631 for the excess of drilling advances received over the actual costs of its participation interest in wells.

Item 8.01. Other Events.
Effective May 1, 2007, the Company will be moving its headquarters from Houston, Texas to Bowling Green, KY in order to decrease overhead, consolidate operations and reduce the number of personnel on staff.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
The following exhibits are filed with this report:

99.1	Press release, dated April 4, 2007.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Bayou City Exploration, Inc.
By:

Date: April 4, 2006	/s/ Robert D. Burr
Robert D. Burr
Chairman, President and Chief Executive Officer (Principal Executive Officer)

Exhibit Index

Exhibit No.	Description
99.1	Press Release, dated April 4, 2007.